Exhibit 10.3

Garena Online Private Limited

1 Fusionopolis Place

#17-10 Galaxis

Singapore 138522

[DATE]

[Employee’s name] [Employee’s address] [Employee’s address]	Private & Confidential

Dear [NAME],

LETTER OF OFFER OF EMPLOYMENT

We are pleased to offer you the position of [position] in “Garena Online Private Limited” (“Garena”) upon the following terms and conditions.

This offer letter (this “Employment Contract”) is conditioned upon: (a) your signing of any other agreements pursuant to Section 7.1 (as required by Garena); and (b) your acceptance of the terms and conditions of this Employment Contract below by signing and returning to us the duplicate copy of this Employment Contract.

Kindly note that offers of employment necessarily have to be in rather formal language, however we assure you that this in no way diminishes the warmth of our welcome to you.

1.	DATE OF COMMENCEMENT

1.1	Your employment shall commence on [DATE] and shall continue unless or until terminated in accordance with this Employment Contract.

1.2	[Your employment is conditional upon your satisfactory completion of a probationary period of [●] months in accordance with the prevailing policies established by Garena from time to time (“company policies”).]

2.	COMPENSATION

2.1	Your starting basic monthly salary shall be S$ [AMOUNT]/- per month which shall accrue from day to day and payable in accordance with the company policies.

2.2	[Garena may in its sole discretion decide to increase your basic salary on an annual basis, which decision is usually made as of 31 December of a given year (the “Salary Adjustment Assessment Date”). The Salary Adjustment Assessment Date is subject to change at Garena’s sole discretion. The amount of any salary increment may be prorated based on your actual duration of employment with Garena in the twelve (12)-month period ending on the Salary Adjustment Assessment Date and shall be determined at Garena’s sole discretion. However, if you had been continuously employed by Garena for less than three (3) full months and still under probation as of the Salary Adjustment Assessment Date, you will not be eligible for any salary increases.]

2.3	[Any bonus or declaration of bonus shall be made at Garena’s sole discretion. If Garena decides to award a bonus for those employed with Garena as of a date determined by Garena (the “Bonus Assessment Date”), which is usually 31 December of a given year in the case of an annual bonus, the amount of bonus may be prorated based on your actual duration of employment with Garena in the twelve (12)-month period ending on the Bonus Assessment Date. However, if you had been continuously employed by Garena for less than three (3) full months and still under probation as of the Bonus Assessment Date, you will not be eligible for any bonus.]

2.4	For the avoidance of doubt, you acknowledge that any salary adjustments or bonuses, and their amounts, if any, are to be made at Garena’s sole discretion, and nothing in this Agreement shall entitle you to, or create any expectation of, any such salary adjustments or bonuses unless, and only to such extent, Garena awards you with such salary adjustment or bonus.

2.5	You shall have sole responsibility for the payment of your individual income tax and any other withholdings, charges, or taxes imposed on your remuneration.

3.	DUTIES

3.1	You shall report to such person as may be determined by Garena from time to time.

3.2	Your job description shall be detailed to you separately. You shall undertake such duties and exercise such powers as Garena shall from time to time assign or vest in you.

3.3	You shall:

(a)	diligently perform your duties to the best of your ability in accordance with the instructions of your supervisors, work in co-operation with your supervisors and colleagues, and observe the terms of this Employment Contract and the company policies. You shall be deemed to have read the company policies carefully as they form part of this Employment Contract. In the event of any inconsistency between this Employment Contract and the company policies, the provisions of this Employment Contract shall prevail to the extent of such inconsistency;

(b)	at all times comply with all laws, customs and regulations to which you are or may be subject or which are in force in the country in which you are from time to time located; and

(c)	unless otherwise approved by Garena, exclusively devote your full time, attention, skill and efforts to the faithful performance of your duties hereunder, and shall not do anything that could damage, and shall use your best efforts to promote, the welfare, interests and reputation of Garena. If you engage in any other activity without the prior consent or approval of Garena, you shall declare, disclose and report to Garena any benefit you may receive directly or indirectly from such activities which benefit shall be held at the disposal of and on the behalf of Garena.

4.	PLACE OF WORK

4.1	You shall be based at Garena’s premises at 1 Fusionopolis Place #17-10 Galaxis, S138522 Garena reserves the right to require you to change your usual place of work to such other premises of Garena, its direct or indirect subsidiaries or affiliated corporations (including direct or indirect parent companies or their respective subsidiaries or affiliates) (each a “Group Company”) as Garena may from time to time require.

5.	ANNUAL LEAVE

5.1	In addition to the gazetted public holidays in Singapore, you shall in each calendar year be entitled to fifteen (15) days of paid annual leave to be calculated and taken in accordance with the company policies.

6.	TERMINATION AND NOTICE

6.1	[During the Probation Period, either party may terminate this Employment Contract by giving [●] weeks’ notice in writing. Garena is entitled (but not bound) to terminate your employment immediately or at any time prior to the end of the [●] week notice period by giving you your salary in lieu of notice for the remainder of the relevant notice period.]

6.2	Upon confirmation of your employment after the Probation Period, either party may terminate this Employment Contract by giving [●] month’s prior written notice. Garena is entitled (but not bound) to terminate your employment immediately or at any time prior to the end of the [●] month notice period by giving you your salary in lieu of notice for the remainder of the notice period.

6.3	During the notice period pursuant to Section 6.2, Garena may, at its discretion, require you not to work during any unexpired portion of the notice period:

(a)	Garena, at its discretion:

(i)	shall be under no obligation to vest in you or assign to you any duties or to provide work for you;

(ii)	may revoke any powers you hold on behalf of Garena and/or your access privileges to Garena’s IT assets and infrastructure (including your laptop, portable communication device and corporate e-mail account);

(iii)	may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as Garena may decide;

(iv)	may prohibit contact between you and any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of Garena or any Group Company; and

(v)	may require you not to attend work for all or any part of the notice period and may exclude you from any Garena’s premises.

(b)	you shall ensure that Garena knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way); and

(c)	you shall not engage in any work outside Garena, whether by yourself or together with others, and whether for your own benefit or for the benefit of others.

Garena’s right to exercise its powers under this Section 6.3 is subject to you continuing to receive your salary and all other contractual benefits.

6.4	This Employment Contract shall be subject to termination by Garena immediately by written notice if:

(a)	you have committed any breach or have repeated or have continued (after warning) any breach of your obligations hereunder;

(b)	you have committed any act or engage in any conduct which would bring yourself, Garena or any Group Company into disrepute;

(c)	you are guilty of any serious misconduct, unreasonable absenteeism, wilful disobedience of Garena’s lawful orders, wilful refusal to perform all or any of your duties, insubordination, breach of company secrecy, or violation of any applicable laws and regulations to which either you or Garena is subject;

(d)	you are convicted of any criminal offence other than an offence which is in Garena’s reasonable opinion does not affect your position as a Garena’s employee;

(e)	you become of unsound mind;

(f)	you have a bankruptcy application or petition served on you or make any arrangement or composition with your creditors generally;

(g)	you lose the requisite legal status for your employment at Garena; or

(h)	you do anything or carry out any action or omit to do something, that causes Garena to be in breach of Singapore’s Personal Data Protection Act.

Upon termination for any of the reasons listed under this Section 6.4, Garena’s obligations owed to you under this Employment Contract shall also terminate immediately. The right of Garena to terminate your employment under this Section 6.4 is without prejudice to any other rights it may have at law and is without prejudice to any other remedy Garena may have if the termination is caused by your breach of the terms of your employment.

6.5	Upon the termination of your employment howsoever arising:

(a)	you shall return to Garena all documents, records, items, materials, drawings, blueprints, memoranda, client lists, formulae, financial statements, personnel or marketing information of Garena or any Group Company including originals and copies in your possession or custody belonging to Garena or any Group Company or the clients of Garena or any Group Company and you shall not retain any copies (including electronic or soft copies) thereof;

(b)	not at any time thereafter represent yourself as being in any way connected with the business of Garena or any Group Company; and

(c)	immediately and without claim for compensation resign from all positions and offices held in Garena or any Group Company (if any). You irrevocably appoint Garena and its duly authorised officers and agents as your agent and attorney, to act for and on your behalf to sign, execute, verify and file any such documents and to do all other acts to effect such resignation with the same legal force and effect as if executed by you.

6.6	During your notice period, you shall handover all documents and materials relating to your work and ensure a smooth transition of your duties and responsibilities. If you fail to complete the handover during the notice period, Garena shall be fully entitled to require and compel you to stay two (2) more weeks, without remuneration, after the notice period has ended to complete the hand over.

6.7	If you have received training from Garena and resign before completing one (1) year of service with Garena after completing your training, you shall, on resignation, repay to Garena all training expenses actually incurred by Garena.

7.	PROPRIETARY RIGHTS

7.1	As Garena’s employee, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Garena, its Group Companies and their clients. Therefore, to protect Garena, you may be required by Garena at its sole discretion to sign:

(a)	the standard Employee Confidentiality Agreement;

(b)	the standard Inventions Agreement;

(c)	the standard Restrictive Covenants Agreement;

(d)	the standard Indemnification Agreement; and

(e)	the Garena Employee Consent

the terms of which are incorporated by reference herein, as a condition of your employment.

8.	DATA PROTECTION

8.1	You acknowledge that Singapore has new personal data protection law, namely the Personal Data Protection Act (“PDPA”), and that Garena may, intends to or will be coming out with new policies, processes, documentation and requirements, arising from or related to the PDPA, that all employees would need to comply with, including but not limited to the terms set out in Appendix A.

8.2	You agree to extend all assistance and cooperation to Garena, that Garena may require, in putting in place such new policies, processes, documentation and requirements.

8.3	In your capacity as an employee of Garena, you shall only collect, use, disclose and process personal data of individuals, in full compliance with the PDPA and with any policies, compliance manual(s), guidelines, policy guideline and/or checklists issued by Garena relating thereto. (“personal data” means data, whether true or not, about an individual who can be identified : (a) from that data; or (b) from that data and other information to which the organisation has or is likely to have access; “processing”, in relation to personal data, means the carrying out of any operation or set of operations in relation to the personal data, and includes any of the following: (a) recording; (b) holding; (c) organisation, adaptation or alteration; (d) retrieval; (e) combination; (f) transmission; (g) erasure or destruction.)

9.	MISCELLANEOUS

9.1	Garena’s staff manual or employment handbook (whether by this name or any other name), if any, or when created by Garena, and the terms and conditions therein, shall form an integral part of this Employment Contract. You will enjoy such benefits (if any) and be subject to such further terms as set out therein. Garena reserves the exclusive right and sole discretion to change such benefits and terms at any time or from time to time hereafter and you agree that such amended staff manual or employment handbook shall equally apply and bind you.

9.2	Garena may from time to time issue policies (i.e. company policies), compliance manual(s), guidelines, policy guidelines and/or checklists (including but not limited to those dealing with the PDPA, those governing usage of company information technology systems, or copyright compliance) which you agree shall bind you and which you shall comply with. Garena reserves the exclusive right and sole discretion to change the terms in any such policies, compliance manual(s), guidelines, policy guidelines and/or checklists at any time or from time to time hereafter and you agree that such amended policies, compliance manual(s), guidelines, policy guidelines and/or checklists shall equally apply and bind you.

9.3	You agree that any breach by you of any of the above documents referred to in the above subclauses of this Clause 9 (including but not limited to the staff manual or employment handbook, policies, compliance manual(s), guidelines, policy guidelines and/or checklists), shall constitute sufficient ground for immediate dismissal or termination of your employment, at the sole discretion of Garena.

9.4	A person who is not a party to this Employment Contract has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of the Statutes of the Republic of Singapore, to enforce any term of this Employment Contract.

9.5	In the event that you leave Garena’s employment, you hereby consent to Garena notifying your new employer of your obligations under this Employment Contract.

9.6	Your obligations under this Employment Contract may not be modified or terminated, in whole or in part, except in writing signed by a Garena authorised representative or his or her designee. Any waiver by Garena of a breach of any provision of this Employment Contract will not operate or be construed as a waiver of any subsequent breach.

9.7	Each provision of this Employment Contract will be treated as a separate and independent clause, and the unenforceability of any provision will in no way impair the enforceability of any other provision. If any provision is held to be unenforceable, such provision will be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

9.8	Your obligations under Sections 6.6, those obligations under the agreements executed pursuant to Section 7.1, and such other provisions in this Employment Contract which of their nature are intended to continue past termination, shall survive the termination of your employment, regardless of the manner of such termination.

9.9	Garena and you each recognise that this Employment Contract is a legally binding contract and acknowledge that the other party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Employment Contract, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Employment Contract shall be governed by and construed in accordance with the laws of the Republic of Singapore and the parties to this Employment Contract hereby submit to the exclusive jurisdiction of the courts of the Republic of Singapore.

Please confirm your acceptance of the above terms and conditions by signing and returning to us the duplicate copy of this Employment Contract.

May you have a rewarding career with us.

Yours faithfully

[Name]
[Designation]

For and on behalf of
GARENA ONLINE PRIVATE LIMITED

EMPLOYEE’S ACKNOWLEDGEMENT

I accept and agree to the above-stated terms and conditions.

Name:	Date:
NRIC/Passport No.:

APPENDIX A

USE OF YOUR PERSONAL DATA IN CONNECTION WITH MANAGING OR TERMINATING YOUR EMPLOYMENT RELATIONSHIP

1.	Throughout the course of your employment with Garena Online Private Limited (“Garena”), Garena may/will collect, use, disclose and/or process your personal data for the purpose of managing or terminating your employment relationship with Garena (the “M&T Purpose”).

2.	Without limiting the generality of the foregoing, purposes/sub-purposes or activities that fall within the M&T Purpose where Garena would be collecting, using, disclosing and/or processing your personal data include but are not limited to :

(a)	Using your bank account details to issue salaries. Without prejudice to the generality of the aforesaid, this could mean that Garena may/will disclose your personal data to banks which you have indicated to us to remit your salaries to, as well as to Garena collecting and/or using your personal data that we obtain from such banks to deal with such salary remittances.

(b)	Monitoring how you use Garena’s computer network resources. This would include but is not limited to monitoring of :

(i)	your records on access history of the office premises (e.g. your use of access cards, PIN access, bio-metric) throughout the day;

(ii)	your use of company issued devices and equipment and records related thereto (e.g. mobile devices, GPS records (e.g. for drivers), laptops & computers);

(iii)	your use of emails and access to websites.

(c)	Posting your photographs, name and other business related contact details on the staff directory page on the company intranet.

(d)	Managing staff benefit schemes like training or educational subsidies. Without prejudice to the generality of the foregoing, this could mean that Garena may/will process your personal data :

(i)	to manage group/corporate insurance benefits that may be available to you;

(ii)	to deal with training programmes/events/seminars for you.

3.	Garena may/will need to disclose your personal data to third parties, whether located within or outside Singapore, for one or more of the said foregoing purposes as such third parties would be processing your personal data for one or more of the said foregoing purposes. Such third parties include :

(a)	our associated or affiliated organisations or related corporations;

(b)	any of our agents, contractors or third party service providers who process your personal data on our behalf;

(c)	Garena (or Garena’s associated corporations’ or related corporations’) professional advisors or service providers;

(d)	legal process participants and their advisors;

(e)	public and governmental / regulatory authorities (including the Central Provident Fund Board), statutory boards, industry associations;

(f)	courts and other alternative dispute forums;

(g)	any third party in connection with any proposed or actual reorganisation, merger, sale, joint venture, assignment, transfer or other disposition or all or any portion of Garena business, assets or stock (including in connection with any bankruptcy or similar proceedings); and/or

(h)	third parties which are receiving your personal data for one or more of the said foregoing purposes.

4.	For any further information, please contact the Human Resources Department.